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                                                                     EXHIBIT 5.1


                   [LETTERHEAD OF SIMPSON THACHER & BARTLETT]

                                                                 October 4, 2001



CB Richard Ellis Services, Inc.
355 South Grand Avenue
Suite 3295
Los Angeles, CA  90071


Ladies and Gentlemen:


     We have acted as counsel to CB Richard Ellis Services, Inc., a Delaware corporation (the "Company"), and to the affiliates of the Company named in
Schedule 1 hereto (individually, a "Guarantor" and collectively, the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $229,000,000 aggregate principal amount of 11 1/4% Senior Subordinated Notes due June 15, 2001 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees"), with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture (the "Indenture") dated as of June 7, 2001 among the Company, CBRE


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CB Richard Ellis Services, Inc.       - 2 -                      October 4, 2001




Holding, Inc., BLUM CB Corp. and State Street Bank and Trust Company of California, N.A., as Trustee. The Exchange Securities will be offered by the Company in exchange for $229,000,000 aggregate principal amount of its outstanding 11 1/4% Senior Subordinated Notes due June 15, 2001.

     We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers, authorized persons and representatives of the Company and the Guarantors.

     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

     We have assumed further that (1) the Guarantors have duly authorized, executed and delivered the Indenture and (2) execution, delivery and performance by the Guarantors of the Indenture and the Exchange Securities and the Guarantees do not and will not violate the Delaware Revised Uniform Partnership Act, the laws of California, Nevada or Texas or any


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CB Richard Ellis Services, Inc.       - 3 -                      October 4, 2001




other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States).

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

     1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

     2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

     Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Law and the Delaware Revised Uniform Limited Partnership Act.

     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.



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CB Richard Ellis Services, Inc.       - 4 -                      October 4, 2001




                                      Very truly yours,

                                      /s/ SIMPSON THACHER & BARTLETT

                                      SIMPSON THACHER & BARTLETT



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                                   SCHEDULE 1
                                   ----------

CBRE Holding, Inc.

Bonutto-Hofer Investments

CBRE/LJM Mortgage Company, L.L.C.

CBRE/LJM-Nevada, Inc.

CB Richard Ellis Corporate Facilities Management, Inc.

CB Richard Ellis, Inc.

CB Richard Ellis Investors, L.L.C.

D.A. Management, Inc.

Global Innovation Advisor, L.L.C.

Holdpar A

Holdpar B

KEA/1, Inc.

KEA/II, Inc.

Koll Capital Markets Group, Inc.

Koll Investment Management, Inc.

Koll Partnerships I, Inc.

Koll Partnerships II, Inc.

L.J. Melody & Company

L J  Melody & Company of Texas, L.P.

Sol L. Rabin, Inc.

Vincent F. Martin, Jr., Inc.

Westmark Real Estate Acquisition Partnership, L.P.